Exhibit (a)(5)(E)

The PMI Group, Inc.

[LOGO]

NEWS RELEASE

Media: Beth Haiken, (925) 658-6192

Investors: Bill Horning, (925) 658-6193

The PMI Group, Inc. Announces Results of Offer to Purchase its 2.50% Senior

Convertible Debentures Due 2021

WALNUT CREEK, CA, JULY 18, 2006–The PMI Group, Inc. (NYSE: PMI) today announced the results of its previously announced offer to purchase any and all of its 2.50% Senior Convertible Debentures Due 2021 (the “Notes”). The holder’s right to surrender their Notes for purchase expired at 5:00 p.m., New York City time, on July 17, 2006.

PMI has been advised by The Bank of New York, as paying agent, that Notes in an aggregate principal amount of $77,000 were surrendered and not withdrawn prior to the expiration of the offer. PMI has accepted all of these Notes for purchase at a price of $1,000 in cash per $1,000 principal amount plus any accrued and unpaid interest, including contingent interest and additional interest, if any, as of July 17, 2006. Accordingly, the aggregate purchase price for all the Notes validly surrendered and not withdrawn prior to the expiration of the offer was $77,000. After this purchase, approximately $359,892,000 in aggregate principal amount of Notes remains outstanding. PMI has forwarded cash in payment of the purchase price to the paying agent to distribute to the holders.

About PMI

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia, New Zealand, and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this news release that are not historical facts or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Risks and uncertainties are discussed in PMI’s SEC filings, including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. We undertake no obligation to update forward-looking statements.